UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to §240.14a-12

Motient Corporation

(Name of Registrant as Specified In Its Charter)

Highland Capital Management, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

     On March 16, 2006, Highland Capital Management, L.P. (“Highland”) sent a letter to the stockholders of Motient Corporation (the “Company”). A copy of the letter is attached hereto as Exhibit 2.
     HIGHLAND STRONGLY ADVISES ALL SECURITY HOLDERS OF THE COMPANY TO READ ITS PROXY OR CONSENT STATEMENT WHEN AND IF IT BECOMES AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY OR CONSENT SOLICITATION. INVESTORS CAN GET THE PROXY OR CONSENT STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS, WHEN AND IF AVAILABLE, FOR FREE AT THE COMMISSION’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, ANY SUCH PROXY OR CONSENT STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS, WHEN AND IF AVAILABLE, WILL BE AVAILABLE FOR FREE FROM THE PARTICIPANTS BY CONTACTING HIGHLAND’S SOLICITOR, D.F. KING & CO., INC., AT ITS TOLL-FREE NUMBER: (888) 886-4425, OR BY COLLECT CALL AT (212) 269-5550.
     INFORMATION CONCERNING THE IDENTITY OF THE POTENTIAL PARTICIPANTS IN ANY SUCH POTENTIAL PROXY OR CONSENT SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN EXHIBIT 1 HERETO. Security holders of the Company can also obtain information concerning the identity of the potential participants in any such potential proxy or consent solicitation and a description of their direct or indirect interests, by security holdings or otherwise, for free by contacting Highland’s solicitor, D.F. King & Co., Inc., at its toll-free number: (888) 886-4425, or by collect call at (212) 269-5550.

EXHIBIT 1
POTENTIAL PARTICIPANTS
     The potential participants in any potential proxy or consent solicitation (the “Participants”) may include, and/or may be deemed to include, the following: Highland Capital Management, L.P. (“Highland”); Highland Capital Management Services, Inc. (“HCMS”); Highland Crusader Offshore Partners, L.P. (“Crusader”); Highland Crusader Fund GP, L.P. (“Crusader Fund GP”); Highland Crusader GP, LLC (“Crusader GP”); Highland Equity Focus Fund, L.P. (“HEFF”); Highland Equity Focus Fund GP, L.P. (“HEFF Fund GP”); Highland Equity Focus GP, LLC (“HEFF GP”); Highland Legacy Limited (“Legacy”); Highland Select Equity Fund, L.P. (“HSEF”); Highland Select Equity Fund GP, L.P. (“HSEF Fund GP”); Highland Select Equity GP, LLC (“HSEF GP”); PAMCO Cayman, Limited (“PAMCO”); Prospect Street High Income Portfolio, Inc. (“PSH”); Prospect Street Income Shares Inc. (“PSI”); Strand Advisors, Inc. (“Strand”); James D. Dondero (together with Highland, HCMS, Crusader, Crusader Fund GP, Crusader GP, HEFF, HEFF Fund GP, HEFF GP, Legacy, HSEF, HSEF Fund GP, HSEF GP, PAMCO, PSH, PSI, and Strand, the “Highland Parties” and each, a “Highland Party”); Charles Maynard; John J. Ray III; Steven S. Turoff; George A. Overstreet Jr.; and Niles K. Chura (together with Messrs. Maynard, Ray III, Turoff, Overstreet Jr., and Chura, the “Nominees” and each, a “Nominee”).
     Highland is a Delaware limited partnership and a registered investment adviser principally engaged in the business of acting as investment adviser to various entities, including Crusader, Legacy, PAMCO, PSH, and PSI. Pursuant to management agreements, Highland exercises all voting and dispositive power with respect to securities held by Crusader, HEFF, Legacy, HSEF, and PAMCO. Strand is a Delaware corporation principally engaged in the business of serving as the general partner of Highland. Strand is wholly owned by Mr. Dondero. Mr. Dondero is a citizen of the United States principally engaged in the business of serving as the President and a director of Strand. Mr. Dondero was a director of Motient Corporation (the “Company”). Mr. Dondero resigned as a director of the Company, effective as of February 14, 2006.
     HCMS is a Delaware corporation principally engaged in the business of purchasing, holding and selling securities for investment purposes.
     Crusader is a Bermuda exempted limited partnership principally engaged in the business of purchasing, holding and selling securities for investment purposes. Crusader Fund GP is a Delaware limited partnership principally engaged in the business of serving as the general partner of Crusader. Crusader GP is a Delaware limited liability company principally engaged in the business of serving as the general partner of Crusader Fund GP. Crusader GP is wholly owned by Highland.
     HEFF is a Delaware limited partnership principally engaged in the business of purchasing, holding and selling securities for investment purposes. HEFF Fund GP is a Delaware limited partnership principally engaged in the business of serving as the general partner of HEFF. HEFF GP is a Delaware limited liability company principally engaged in the business of serving as the general partner of HEFF Fund GP. HEFF GP is wholly owned by Highland.
     Legacy is a Cayman Islands exempted limited liability company principally engaged in the business of purchasing, holding and selling securities for investment purposes.
     HSEF is a Delaware limited partnership principally engaged in the business of purchasing, holding and selling securities for investment purposes. HSEF Fund GP is a Delaware limited partnership principally engaged in the business of serving as the general partner of HSEF. HSEF GP is a Delaware limited liability company principally engaged in the business of serving as the general partner of HSEF Fund GP. HSEF GP is wholly owned by Highland.
     PAMCO is a Cayman Islands exempted limited liability company principally engaged in the business of purchasing, holding and selling securities for investment purposes.
     PSH is a Maryland corporation and closed-end mutual fund registered under the Investment Company Act of 1940 principally engaged in the business of purchasing, holding and selling securities for investment purposes.
     PSI is a Maryland corporation and closed-end mutual fund registered under the Investment Company Act of 1940 principally engaged in the business of purchasing, holding and selling securities for investment purposes.
     Certain of the Participants hold direct or indirect interests in the Company as follows: PSH owns 1,155,224 shares of common stock; PSI owns 111,940 shares of common stock; Legacy owns 223,880 shares of common stock; PAMCO owns 223,880 shares of common stock; HSEF owns 119,283 shares of common stock (including 10,939 shares that may be acquired upon exercise of outstanding warrants); HEFF owns 1,518,779 shares of common stock (including 164,089 shares that may be acquired upon exercise of outstanding warrants and 54,545 shares that may be acquired upon conversion of outstanding preferred stock); HCMS owns 182,748 shares of common stock (all of which may be acquired upon conversion of outstanding preferred stock); Crusader owns 5,352,497 shares of common stock (including 912,514 shares that may be acquired upon exercise of outstanding warrants and 2,345,694 shares that may be acquired upon conversion of outstanding preferred stock); Highland owns 117,281 shares of common stock (all of which may be acquired upon conversion of outstanding preferred stock); and James D. Dondero owns 18,814 shares of common stock. Highland and Strand (which serves as the general partner of Highland) may be deemed to beneficially own 8,822,764 shares of common stock. James D. Dondero, who serves as the sole director of Strand, may be deemed to beneficially own 9,024,326 shares of common stock. Crusader Fund GP (which serves as the general partner of Crusader) and Crusader GP (which serves as the general partner of Crusader Fund GP) may be deemed to beneficially own 5,352,497 shares of common stock (including 912,514 shares that may be acquired upon exercise of outstanding warrants and 2,345,694 shares that may be acquired upon conversion of outstanding preferred stock). HEFF Fund GP (which serves as the general partner of HEFF) and HEFF GP (which serves as the general partner of HEFF Fund GP) may be deemed to beneficially own 1,518,779 shares of common stock (including 164,089 shares that may be acquired upon exercise of outstanding warrants and 54,545 shares that may be acquired upon conversion of outstanding preferred stock). HSEF Fund GP (which serves as the general partner of HSEF) and HSEF GP (which serves as the general partner of HSEF Fund GP) may be deemed to beneficially own 119,283 shares of common stock (including 10,939 shares that may be acquired upon exercise of outstanding warrants).
     Niles K. Chura is an employee, officer, and/or director of one or more of the Highland Parties. Mr. Chura may participate in soliciting proxies from security holders of the Company in any potential proxy or consent solicitation. Mr. Chura does not beneficially own any interest in any securities of the Company and would not be expected to receive any special compensation in connection with any such solicitation.
     Except as otherwise disclosed herein, Charles Maynard, John J. Ray III, Steven S. Turoff, George A. Overstreet Jr., and Niles K. Chura have no direct or indirect interests, by security holdings or otherwise, required to be disclosed herein, except each such person’s interest in being nominated and elected as a director of the Company.

     In addition, the Highland Parties and the Nominees and certain of their respective affiliates may each be deemed to be a member of a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), which group beneficially owns 9,024,326 shares of common stock (including shares that may be acquired upon exercise of outstanding warrants and shares that may be acquired upon conversion of outstanding preferred stock), representing approximately 14.4% of the shares of common stock outstanding as of the date hereof. However, neither this filing nor anything contained herein shall be construed as an admission that any Highland Party or any Nominee is, for any purpose, the beneficial owner of any securities covered by this filing, except as otherwise provided herein.

EXHIBIT 2
Highland Capital Management, L.P.
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240
March 16, 2006
To Our Fellow Motient Stockholders:
          By now we hope you are aware of the proposal by Highland Capital Management, L.P. and its affiliates (“Highland”) to replace the current Board of Directors of Motient Corporation (“Motient”) with a group of highly qualified, independent individuals who possess the skills and experience to run Motient free of conflicts of interest and in the best interests of all Motient stockholders. We want to provide each of you with some background information on the reasons why this management change is essential to the future of Motient.

➢	Current management has left a trail of irregularities at other public companies and has demonstrated a flagrant disregard of its fiduciary duties at Motient
          As you know, Motient has been run by Steven Singer, Chairman of the Board of Directors, and a group of hand-picked insiders, which includes the other sitting directors, executive management and affiliated consultants and industry service providers, including Jerry Abbruzzese. You may not know, however, that many of these individuals have for years used their web of intertwined relationships to line their pockets at the expense of stockholders of multiple companies. We point you to multiple situations where the activities of members of this Singer/Abbruzzese Circle have raised questions: Cooper Companies, WSNet, CAI Wireless, and Leap Wireless. The trail of irregularities, stockholder lawsuits, regulatory inquiries, accusations and suspicions indicate a pattern of behavior that we believe is being repeated at Motient and serves as the fundamental basis for our seeking a new slate of directors.
          In the case of Motient, we note the following examples of particularly egregious conduct:
•	Steven Singer’s brother, Gary Singer, was convicted of securities fraud in connection with his activities relating to Cooper Companies and has been permanently barred by the SEC from serving as an officer or director of a public company. Despite this fact, Gary Singer offices with Motient’s Chairman, has negotiated deals on Motient’s behalf, has participated in Motient’s board meetings and has indirectly received over a million dollars in fees from Motient.

•	Jerry Abbruzzese, a former director of Motient, has “milked” the stockholders by receiving excessive fees and warrants from Motient through non-arm’s length arrangements with his “advisory firm” (CTA). At various times during the last three years, CTA has served as surrogate management to the purportedly “well-qualified” management team at Motient. As just one example, in February 2005 Motient paid a $3.7 million consulting fee to CTA and to a trust established for the benefit of the children of Gary Singer.

•	Tejas, Inc. (“Tejas”), a financial advisory firm with limited investment banking qualifications, was engaged at CTA’s insistence to serve as placement agent for hundreds of millions of dollars in securities issuances by Motient. Prior to being engaged by Motient, Tejas earned less than $100,000 in annual investment banking revenues. Despite Tejas’ lack of investment banking experience, Motient paid the company over

Fellow Stockholders of Motient Corporation
March 16, 2006

$17 million in cash fees primarily for marketing private placements to then-current stockholders. In addition, Tejas and CTA have also received consideration from Motient having a current value, by our estimate, of more than $65 million.

•	In 2004, Tejas granted warrants to Jerry Abbruzzese for services rendered (which were never disclosed to Motient’s full Board of Directors) and, to cap it all off, acquired CTA in mid-2005 for a reported $65 million. By our calculation, it would appear to us that the Tejas/CTA acquisition allowed Mr. Abbruzzese to walk away with almost $30 million. Was this repayment to Mr. Abbruzzese for the investment banking fees directed to Tejas?

•	Barry Williamson, also a current director of Motient, joined the Motient board in 2005 with little apparent relevant business or telecom experience. At the time of this appointment to the Board, he was a director of Tejas. He continues to own hundreds of thousands of dollars in Tejas stock.

•	As a further example of insider deals, last November, Motient awarded its Chief Operating Officer, a former CTA employee, $2.3 million in Motient stock without disclosing a reason for the issuance. Again, we find this extremely suspicious when viewed in connection with prior payments by Motient to, and continued retention of, CTA as an advisor.

•	It also appears that Jerry Abbruzzese and at least two other persons affiliated with CTA (including Gerald Kittner, a current director of Motient, and Shawn O’Donnell, the Chief Operating Officer of CTA) got sweetheart deals in connection with their designation by Motient as directors of the general partner of Mobile Satellite Ventures, LP (“MSV”) where they receive valuable options for MSV partnership units for their “service” as directors. Because Motient owns approximately 45% of the interests in MSV’s general partner and approximately 40% of the interests in MSV, these options are apparently given at the expense of Motient’s stockholders. Similarly, members of Motient’s management (including Christopher Downie, Chief Operating Officer of Motient and a former employee of CTA) and other persons affiliated with CTA (including Messrs. Abbruzzese and O’Donnell) serve as directors of Terrestar Networks, Inc. (“Terrestar”), an entity recently spun-off by MSV to its limited partner. These persons are presumably also being similarly compensated for their “services” rendered at Terrestar.

➢	Current management continually makes mistakes, demonstrating their inability to take care of Motient’s business
          We are concerned also that this Singer/Abbruzzese Circle continues to stumble at Motient even with respect to the normal course of business of the company. We note the following:
•	Motient recently had to restate its financial statements and replaced its auditors. Motient has also recently identified material weaknesses in its internal control over financial reporting.

•	Further, management, with the assistance of Gary Singer, coordinated the issuance of illegal preferred stock in April 2005 and then wasted corporate assets by conducting an exchange offer to attempt to cure the errors, which offer subsequently became the subject

Fellow Stockholders of Motient Corporation
March 16, 2006

of a lawsuit by Highland, was scrutinized by the SEC and then amended by Motient. Highland was the only investor to protest management’s transparent attempts to paper-over its errors.

•	In addition, the recently abandoned, ill-conceived “roll-up” transaction that management attempted to push through in September 2005 sought to waste corporate assets and dilute Motient stockholders to the benefit of individual Board members and management. In fact, Highland estimates that the misvaluations in the proposed roll-up could have ultimately cost existing Motient stockholders up to $250 million. Only after significant public pressure from Highland challenging the questionable valuation methodology did management finally drop this flawed proposal.

•	Christopher Downie, on behalf of Motient’s management, has recently indicated in public filings that management is “focusing our resources” on another transaction, but management has offered virtually no details on their plans other than questionable statements indicating that, although “Motient currently owns 61% of Terrestar and 49% of MSV,” there is “no guarantee” that Motient’s stockholders will ultimately own those respective percentages of Terrestar or MSV. Given their history, how can we assume that any such transaction would be in the best interests of all stockholders?
          In addition to the series of interested transactions and continual mistakes, Motient’s Board and management is further tainted in that several members of the current and past Board have a checkered history of alleged securities fraud, bankruptcy and SEC problems. Steven Singer was sued for securities fraud in the Cooper Companies scheme that led to his brother’s imprisonment and SEC sanctions. Jerry Abbruzzese was sued for securities fraud in connection with his involvement in CAI Wireless and is currently accused of defrauding yet another public company, WSNet. Gerald Kittner, a current director of Motient, was an executive officer of CAI Wireless before it filed for Chapter 11 and before it became subject to several securities fraud lawsuits. What more needs to be said?

➢	Highland’s interests are aligned with yours and is seeking election of a new Board that will act in the best interests of all stockholders
          Nevertheless, in spite of these fundamental problems and in an attempt to deflect attention from the real issues, this Singer/ Abbruzzese Circle continues to paint Highland and myself as the villains. In doing so, they overlook a simple fact:
Until Highland’s representative resigned from the Board, Highland was (to its knowledge) the only member of the Board or management that had a material amount of money, or possibly any money, invested in Motient.
          Clearly, given that Highland is Motient’s largest stockholder and has more than $230 million currently invested in Motient, its interests are aligned with those of Motient’s stockholders. Highland recognizes the great value in Motient’s spectrum assets. Highland has every reason to take the necessary actions to make sure Motient’s assets are preserved, and that the company is well run, and valued in a manner that is in the best interests of all stockholders. Despite transparent efforts by this Singer/Abbruzzese Circle to differentiate between the shares Highland investors own and those of other Motient stockholders, the clear fact is that 100% of Highland’s interest in Motient is tied to the underlying value of Motient’s securities.

Fellow Stockholders of Motient Corporation
March 16, 2006

➢	Management’s recent election of two new Board members is too little, too late
          Lastly, in direct response to the questions raised by Highland and actions taken by Highland to effectuate change at the board level, this Singer/Abbruzzese Circle recently appointed two new “independent” directors to Motient’s Board of Directors. These appointments occurred only after Highland discovered, revealed and openly challenged the continued malfeasance of the existing Board and management. If not for Highland’s continuing to place a public light on the company and the Board, we are of the strong belief that this Singer/Abbruzzese Circle would have escalated its looting of Motient. As mentioned earlier, at least one of the Singers has been to jail for activities relating to a public company in the past. Thus, it seems highly unlikely that two new directors appointed to the existing Board will put an end to this long trail of Singer/Abbruzzese mismanagement that continues to adversely affect Motient and its stockholders.
          This company needs to be returned to its stockholders. It is time to clean house. Integrity and independence must guide future decisions at Motient.

Sincerely yours,

Highland Capital Management, L.P.

By: James D. Dondero, as President of the General Partner
          HIGHLAND STRONGLY ADVISES ALL SECURITY HOLDERS OF MOTIENT TO READ ITS PROXY OR CONSENT STATEMENT WHEN AND IF IT BECOMES AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY OR CONSENT SOLICITATION. INVESTORS CAN GET THE PROXY OR CONSENT STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS, WHEN AND IF AVAILABLE, FOR FREE AT THE COMMISSION’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, ANY SUCH PROXY OR CONSENT STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS, WHEN AND IF AVAILABLE, WILL BE AVAILABLE FOR FREE FROM THE PARTICIPANTS BY CONTACTING HIGHLAND’S SOLICITOR, D.F. KING & CO., INC., AT ITS TOLL-FREE NUMBER: (888) 886-4425, OR BY COLLECT CALL AT (212) 269-5550.
          INFORMATION CONCERNING THE IDENTITY OF THE POTENTIAL PARTICIPANTS IN ANY SUCH POTENTIAL PROXY OR CONSENT SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN EXHIBIT 1 TO THE SCHEDULE 14A FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY HIGHLAND ON MARCH 16, 2006. Security holders of Motient can also obtain information concerning the identity of the potential participants in any such potential proxy or consent solicitation and a description of their direct or indirect interests, by security holdings or otherwise, for free by contacting Highland’s solicitor, D.F. King & Co., Inc., at its toll-free number: (888) 886-4425, or by collect call at (212) 269-5550.